Exhibit 99.1

Sono-Tek Announces First Quarter Results

(July 15, 2014 - Milton, NY) Sono-Tek Corporation (OTC QB: SOTK) today announced sales of $2,421,000 for the three months ended May 31, 2014, compared to sales of $2,374,000 for the prior year period, an increase of $47,000 or 2%. The current quarter’s increase was significant against a backdrop of a slower US economy in that time period, a situation which appears to have turned around, with second quarter orders coming in at a higher pace than the first quarter and the comparative quarter last year. The Company’s sales of printed circuit board fluxing equipment has continued to be a stable base, and the Company sees strength in its new balloon catheter coater for heart disease, coupled with a greater demand for 3D coating systems for new applications.

The Company reported net income of $67,000 for the three months ended May 31, 2014, compared to $74,000 for the prior year period, a decrease of $7,000. The modest decrease is primarily attributable to increased costs year over year.

Dr. Christopher L. Coccio, Sono-Tek’s Chairman and CEO, stated that, “We are pleased to see that our business is doing well, as viewed from the quarter to quarter backlog, sales, and reported results versus last year. We will be communicating these trends at the Annual Shareholders Meeting on August 28, 2014. Our presentation will be similar to that given at the Marcum Microcap Conference on May 29, 2014, which can be found on our website. We are targeting double digit sales growth versus last year, based on promising developments in the food industry and specialty 3D glass coating segments in particular.”

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company’s products have long been recognized for their performance, quality, and reliability.

This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting our operations or the demand for our products; timely development and market acceptance of new products; adequacy of financing; capacity additions, the ability to enforce patents, acceptance of our advanced medical device platform; continued penetration into the food coating, solar energy and 3D glass coating markets and the ability to achieve increased sales volume at projected levels and continued profitability. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.

Sono-Tek Corp.

Selected Financial Data

(Unaudited)

	Three Months Ended
	May 31, 2014	May 31, 2013

Net Sales	$2,420,699	$2,374,394

Gross Profit	$1,147,966	$1,141,415

Net Income	$66,642	$73,748

Basic Earnings Per Share	$0.00	$0.01

Diluted Earnings Per Share	$0.00	$0.01

Weighted Average Shares - Basic	14,709,773	14,503,010

Weighted Average Shares - Diluted	14,836,943	14,559,441